                                        Exhibit 10.3

BY ELECTRONIC DELIVERY ([email address])

July 16, 2020
Revised August 5, 2020

Jeff Capello [Address]

Re:    Separation Agreement

Dear Jeff:

The purpose of this Separation Agreement (the “Agreement”) is to confirm the terms of your separation from Biogen Inc. or one of its subsidiaries (“Biogen” or the “Company”). The specific severance pay and benefits being offered to you, and the terms on which they are being offered, are described below. This consideration is conditioned on you timely signing and not revoking this Agreement and complying with all of its provisions.

1.Transition Period and Separation. Your employment with the Company will end on September 15, 2020 (the "Separation Date") provided that you satisfactorily perform your job duties and otherwise comply with Company rules and policies (as determined by the Company reasonably and good faith) from the date you received this Agreement through your Separation Date (“Transition Employment Period”).

You agree to continue performing your job duties to the Company’s reasonable satisfaction through your last day of work, August 15, 2020. Throughout the Transition Employment Period, you will continue receiving your regular pay and benefits, and will be available to Biogen to assist with the transition of your successor and will respond to any inquiries necessary for an orderly transition. Upon your Separation Date, Biogen will pay you all unpaid wages due through that date, including all accrued but unused vacation (which the parties agree is a total of 21 days). Unless otherwise provided for in this Agreement, benefits which have vested under any other employee benefit plan of the Company on or before the Separation Date will be managed in accordance with and subject to the terms and conditions of such plans.

2.Severance Pay and Benefits. In exchange for the mutual promises set forth in this Agreement, including the release of claims, and pursuant to the Severance Plan for U.S. Executive Vice Presidents, Biogen agrees to provide you with the following severance pay and benefits (the “Severance Pay and Benefits”), provided you accept this Agreement as described below, and do not revoke your acceptance pursuant to Section 7 below:

a.The Company will provide you with a lump sum payment in the amount of $1,892,625, less lawful deductions. This amount represents sixteen
(16) months of pay at your base salary and target bonus.

b.Your coverage under the Company’s group health benefits will end on the last day of the month in which your employment terminates. Thereafter, the Company will subsidize your current level of participation in Biogen’s group medical, vision and dental insurance plans through December 31, 2021 (“COBRA Subsidy Period”), provided that you complete and timely submit your COBRA election form. In particular, during the COBRA Subsidy Period, you will be required timely to pay the employee portion of the premiums and the Company will pay the employer portion of the premiums at the same rate as paid on behalf of current employees, as long as you do not become eligible to participate in another medical, vision and/or dental insurance plan. After the COBRA Subsidy Period, you may continue your group health benefits through COBRA for the period permitted by law, by timely paying the full premiums at your sole expense. A notice regarding your COBRA rights and benefits will be mailed separately by ADP, Biogen’s COBRA administrator. The benefit period under COBRA will commence on the Separation Date. You agree to promptly notify the Company if you become eligible to participate in another medical, vision and/or dental insurance plan during the COBRA Subsidy Period.

c.The Company will forgive your obligation to repay Biogen the portion (35%) of your new hire sign-on bonus which would otherwise be due to Biogen based on the repayment terms of your Cash Sign-On Agreement, executed on November 18, 2017. You are responsible for any taxes that might result from the Company forgiving your repayment obligation.

d.The Company will provide you with up to twelve (12) months of executive outplacement services from a recognized provider of such services selected by the Company.

Supplemental Severance Pay: At the conclusion of the Transition Employment Period and after the Separation Date, if you accept and do not revoke your acceptance of the Reaffirmation of Release of Claims attached to this Agreement as Exhibit A (“Reaffirmation Agreement”), you will receive from Biogen supplemental severance pay (“Supplemental Severance Pay”). Payment of the Supplemental Severance Pay is expressly conditioned upon: (a) your signing and not revoking the Reaffirmation Agreement by the later of the 14-day period after your Separation Date or 21 days from your receipt of this Agreement; and (b) the termination of your employment. The Supplemental Severance Pay will be a lump sum payment to you in the amount of $2,600,000, less lawful deductions. This amount is in appreciation for your years of service to the Company and in recognition of your unvested equity. The Supplemental Severance Pay is discretionary and not intended to exactly replicate any benefits you may have been eligible to receive, if you had remained employed, pursuant to the Company’s equity, incentive or bonus programs.

The Severance Pay and Benefits and Supplemental Severance Pay will be paid within fifteen
(15) business days of the effective date of the Reaffirmation Agreement, except for (i) the outplacement benefits described in Section 2(d) which may begin at your initiation after execution of this Agreement but within six months of your Separation Date, and for the COBRA subsidy benefits described in Section 2(b) which will commence after you elect COBRA within the time periods required by applicable law (which will be retroactive to the Separation date if such benefits are timely elected).

3.Employee Affirmations. Biogen will pay you all unpaid wages due through your Separation Date, including all accrued but unused vacation. You affirm and agree that, with the payments and benefits set forth in this Agreement, you will have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including without limitation, any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this letter agreement and general release were not discriminatory based on age, disability, race, color, sex religion, national origin or any other classification protected by law.

You represent that, based on your current knowledge and understanding, you have complied with all laws, regulations, rules and policies pertaining to Medicare, Medicaid, or any other federal health care program while employed at Biogen. You further affirm that either (i) you are unaware of any non-compliant conduct by Biogen or its employees; or (ii) you have provided Biogen with any and all information you have, whether based on direct or indirect information, of any wrongdoing, irregularities, improprieties or illegalities regarding the ordering or delivery of any item or performance of any service by Biogen that is reimbursable by Medicare, Medicaid, or any other federal health care program.

You acknowledge and agree that, but for executing this Agreement, you would not be receiving the Severance Pay and Benefits, or Supplemental Severance Pay, described herein. If you apply for and accept a position at Biogen (in any capacity, including employee, supplemental staff, contractor, consultant, etc.) either before or within 16 months following your Separation Date, you agree to repay Biogen a prorated amount of the Severance Pay and Benefits you received.

4.Long-Term Incentive (LTI) Awards. You acknowledge and agree that, in accordance with the Company’s Omnibus Equity Plan and award agreements, all of your LTI awards that are unvested as of the Separation Date will be forfeited and revert to Biogen on the Separation Date and you will have no further or future rights to any of those forfeited and reverted LTI Awards.

5.Release of Claims. In consideration for the promises and representations of Biogen as described in this Agreement, you hereby agree to forever release and discharge Biogen and any of its divisions, affiliates, subsidiaries, related entities, and its and their current and former directors, officers, employees, attorneys, agents, insurers, successors and assigns, in their individual and official capacities, as well as their health, welfare and benefits plans and programs or the administrators or trustees of the plans and programs (collectively “Releasees”), from any and all claims, demands, actions, liabilities, obligations, accounts, expenses, attorneys’ fees and causes of action, of every kind and nature, in law, equity or otherwise, whether known or unknown, asserted or unasserted, which you ever had, now have, or which may hereafter accrue in connection with any event, act or occurrence arising prior to the date that you execute this Agreement, including but not limited to all matters that arise in any way out of your employment or separation from employment with Biogen.

This release is to be interpreted broadly and is intended to include, without limitation, any and all claims you may have against Releasees under federal, state or local statutes, ordinances, regulations or rules, including without limitation the following:

(a)Any and all federal statutory or regulatory claims such as claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29
U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C.
§1001 et seq., the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the Equal Pay Act, Sections 1981 thorough 1988 of Title 42 if the United States Code and the Genetic information Nondiscrimination Act.

(b)Any and all state statutory or regulatory claims such as claims under the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; and the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the North Carolina Equal Employment Practices Act – N.C. Gen. Stat. §143-
422.1 et seq.; the North Carolina Persons With Disabilities Protection Act – N.C. Gen. Stat. §168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Law – N.C. Gen. Stat. §95-240 et seq.; the North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq.

(c)Any and all other claims under public policy, contract, tort or common law such as claims for breach of contract, detrimental reliance, breach of the covenant of good faith and fair dealing, wrongful discharge, employment discrimination, harassment, or retaliation, infliction of emotional distress, negligence, defamation, fraud, and non- payment of wages or benefits.

(d) Any and all claims for recovery of costs, fees, or other expenses including attorneys’ fees incurred in any matter.

Notwithstanding the foregoing, by signing this Agreement, you are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; (v) challenge the validity of this Agreement; and/or (vi) indemnification pursuant to the indemnification agreement between you and Biogen dated December 11, 2017 (the “Indemnification Agreement”), under the Company’s by-laws and certificate of incorporation, and coverage, if any, under a Biogen directors and officers insurance policy.

Nothing in this release or elsewhere in this Agreement shall be deemed to prohibit you from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency, or from participating in any investigation or proceeding conducted by the EEOC or equivalent state agency. Notwithstanding your right to file a charge or complaint with and/or participate in any investigation or proceeding by the EEOC or equivalent state agency, to the fullest extent permitted by law, you expressly waive your right to recover any individual monetary relief or other individual remedies from Biogen or any other Releasees, in any administrative action or proceeding, whether state or federal, and whether brought by you or on your behalf by an administrative agency, related in any way to the matters released herein. Likewise, nothing in this release or elsewhere in this Agreement (including without limitation any confidentiality or non-disparagement obligations below) shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

6. Consideration Period. In signing this Agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you are hereby afforded an opportunity to take at least twenty-one (21) days to consider its terms and consult with or seek advice from any person of your choosing, and that you are hereby advised by the Company to consult with an attorney prior to executing the Agreement. You acknowledge that, if you choose to sign this Agreement as by the dates set forth below, you have had a fully adequate opportunity to review the Agreement. You agree that any modifications, material or otherwise, do not restart, extend or affect in any manner the original consideration period.

7.Revocation Period. You further understand that for a period of seven (7) days following your execution of this Agreement, you may revoke the Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is signed by you, provided that you do not revoke this Agreement during the seven (7) day revocation period (the “Effective Date”). Any revocation within the seven (7) day revocation period must be personally delivered or mailed by Federal Express or Express Mail to Ginger Gregory at Biogen, 225 Binney Street, Cambridge, MA 02142, within seven (7) days of your execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

8.No Pending Suits. You acknowledge and agree that you have no pending lawsuit or complaint against Biogen or any of the other Releasees in any court of law. You further waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment against Biogen or any of the other Releasees.

9.Return of Property. You agree to return (and not destroy) all property and documents of Biogen in your custody and possession on or before your Separation Date. This includes, without limitation, all Biogen-related documents, both in paper and electronic form, all Biogen equipment and other property such as laptop or other portable computers, lab notebooks, proprietary and/or confidential company information, parking passes, your office and building keys and/or security cards, and your identification badge. Biogen will make arrangements for your return of any property by providing you with suitable mailing materials. Excepted from this provision is your Company-issued iPhone, which Biogen will permit you to retain provided that:
(a) your device will be wiped by the Company on August 15, 2020; and (b) you transfer your device to your own personal data plan by September 15, 2020.

10.Non-Compete/Non-Solicitation and Confidentiality of Company Information. You agree to abide by all common law and statutory obligations relating to the protection and non- disclosure of Biogen’s trade secrets and confidential and proprietary documents and information. In addition, by accepting this Agreement, you hereby confirm that you have previously executed on or around November 18, 2017 Biogen’s Proprietary Information and Inventions and Non- Compete Agreement (“PII Agreement”), which is incorporated herein by this reference and attached hereto as Exhibit B, and you hereby reaffirm and/or agree to all obligations under the PII Agreement that survive the termination of your employment, including but not limited to the Non-Solicitation and Non-Compete restrictions therein (paras. 17-22).

11.Confidentiality of This Agreement. Except as required by law, you agree not to disclose the existence or content of this Agreement to any person, firm or entity, except to your accountant(s), financial planner(s), attorney(s), and members of your immediate family, and to them only if they agree to keep this Agreement confidential.

12.Breach. In the event of your material breach of Paragraphs 9, 10, 11, 13, or 14 of this Agreement or of any provision of the PII Agreement: (a) all of Biogen’s obligations under this Agreement shall cease; (b) you agree to repay Biogen (i) all compensation paid to you under this Agreement other than wages and accrued vacation earned through your Separation Date, and (ii) the value of all benefits you received under this Agreement; and (c) the general release set forth in paragraph 5 remains in full force and effect. This provision shall in no way affect Biogen’s ability to recover other damages, or obtain any other form of relief, otherwise available as a result of your breach of the PII Agreement.

13.Cooperation. You agree that you will make yourself available to Biogen, upon reasonable notice, either by telephone or in person to assist Biogen in any matter relating to the services performed by you during your employment with Biogen. You also agree that you will cooperate fully with Biogen in the defense or prosecution of any claims or actions now in existence or which may be brought in the future or on behalf of Biogen or its agents. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Biogen's counsel to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by Biogen at reasonable times designated by Biogen. To the extent that the Company requests your cooperation, the Company will seek to accommodate your schedule and will reimburse you for reasonable out-of-pocket and travel expenses consistent with the Company’s travel and expense reimbursement policy then in effect, provided such expenses are approved by Biogen in advance and are substantiated with receipts or other appropriate documentation required by Biogen. Nothing in this section is intended or should be construed as requiring anything other than your cooperation in providing truthful and accurate information.

14.Non-Disparagement. You agree not to make any statements that are, or could reasonably be interpreted to be, disparaging about, or adverse to the business interests of Biogen, its directors, officers, and employees, including but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Biogen. Breach of this provision shall constitute a material breach of this Agreement and cause substantial, irreparable harm to Biogen, for which you acknowledge there would be no adequate remedy at law. Biogen agrees that it will instruct the following Biogen employees not to make any statements that are, or could reasonably be interpreted to be, disparaging about you, or adverse to your business interests: Michel Vounatsos, Susan Alexander and Ginger Gregory. It shall not be a breach of this section 14 for any Biogen employee, contractor, officer, director or other personnel to make a truthful statement about your accomplishments at Biogen; and you may state that your employment with Biogen ended based on a mutual parting of ways.

15.Miscellaneous. Except as expressly provided for herein, this Agreement supersedes any and all prior oral or written agreements and sets forth the entire agreement between Biogen and you with respect to your separation from Biogen, including without limitation, any severance plan or policy. Notwithstanding anything in the foregoing sentence to the contrary, the Indemnification Agreement and your obligations under the PII shall continue in full force and effect. No variations or modifications may be effective unless reduced to writing and signed by both parties.

This Agreement shall be deemed to have been made in Massachusetts and shall take effect as an instrument under seal within Massachusetts. The validity, interpretation and performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim arising under this Agreement shall be commenced in Massachusetts and both parties acknowledge that material witnesses and documents would be located within Massachusetts. Both you and Biogen waive the right to a trial by jury with respect to any such action or proceeding.

The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile or PDF signature shall be deemed an original and valid signature.

It is Biogen’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you are encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Biogen nor its agents or representatives have made any representations inconsistent with this Agreement.

16.No Admissions. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement and the release shall be deemed or construed at any time for any purpose as an admission by Releasees of any liability or wrongdoing.

Nothing in this Agreement shall be construed to prevent you from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

If the foregoing correctly sets forth our agreement, please electronically sign, date and return this Agreement to HR Operations by 5:00 p.m. ET on August 14, 2020. Please print a copy of the Agreement for your records.
Very truly yours,
/s/ Ginger Gregory Ginger Gregory
EVP, Human Resources

The foregoing Separation Agreement is agreed to and accepted by me on August 6, 2020.

    /s/ Jeff Capello              Jeff Capello

Exhibit A REAFFIRMATION OF RELEASE OF CLAIMS

1.This Reaffirmation of Release of Claims (“Reaffirmation Agreement”) is being executed by me upon the ending of my employment with Biogen Inc. or one of its subsidiaries (“Biogen” or “the Company”), pursuant to the Separation Agreement previously signed by the parties (“Separation Agreement”). I understand that this Reaffirmation Agreement may not be signed by me until after my last day of employment with Biogen and will be considered null and void if I sign it before such date. I also understand that this Reaffirmation Agreement must be signed before the later of (a) 14 days after my Separation Date; and (b) 21 days from receipt of this Reaffirmation Agreement, in order to be eligible for the Supplemental Severance Pay (as that term is defined in the Separation Agreement).
2.In consideration for the Supplemental Severance Pay (as that term is defined in the Separation Agreement), I hereby reaffirm my agreement to all of the terms and conditions of that Separation Agreement, including my agreement to release any and all claims, known or unknown, against the Releasees, as that term is defined therein. Specifically, I hereby agree to forever release and discharge Biogen and any of its divisions, affiliates, subsidiaries, related entities, and its and their current and former directors, officers, employees, attorneys, agents, insurers, successors and assigns, in their individual and official capacities, as well as their health, welfare and benefits plans and programs or the administrators or trustees of the plans and programs (collectively “Releasees”), from any and all claims, demands, actions, liabilities, obligations, accounts, expenses, attorneys’ fees and causes of action, of every kind and nature, in law, equity or otherwise, whether known or unknown, asserted or unasserted, which I ever had, now have, or which may hereafter accrue in connection with any event, act or occurrence arising prior to the date that I execute this Reaffirmation Agreement, including but not limited to all matters that arise in any way out of my employment or separation from employment with Biogen.

I agree that this release is to be interpreted broadly and is intended to include any claims I may have against Releasees including, without limitation, any and all claims under federal, state or local statutes, ordinances, regulations or rules, including without limitation the following:

a)Any and all federal statutory or regulatory claims such as claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29
U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C.

§1001 et seq., the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the Equal Pay Act, Sections 1981 thorough 1988 of Title 42 if the United States Code; and the Genetic information Nondiscrimination Act.

b)Any and all state statutory or regulatory claims such as claims under the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; and the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the North Carolina Equal Employment Practices Act – N.C. Gen. Stat. §143-
422.1 et seq.; the North Carolina Persons With Disabilities Protection Act – N.C. Gen. Stat. §168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Law – N.C. Gen. Stat. §95-240 et seq.; the North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq.

c)Any and all other claims under public policy, contract, tort or common law such as claims for breach of contract, detrimental reliance, breach of the covenant of good faith and fair dealing, wrongful discharge, employment discrimination, harassment, or retaliation, infliction of emotional distress, negligence, defamation, fraud, and non- payment of wages or benefits.

d)Any and all claims for recovery of costs, fees, or other expenses including attorneys’ fees incurred in any matter.

By signing this Reaffirmation Agreement, I understand that I am not waiving any rights I may have to: (i) my own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Reaffirmation Agreement; (iv) enforce the Separation Agreement or this Reaffirmation Agreement; (v) challenge the validity of the Separation Agreement or this Reaffirmation Agreement; and/or (vi) indemnification under the Indemnification Agreement, under the Company’s by-laws and certificate of incorporation, and coverage, if any, under a Biogen directors and officers insurance policy.
3.I further represent that, as of the date I sign this Reaffirmation Agreement, I have not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Releasees in any court of law. I further agree that, to the fullest extent of the law, I will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released, it being the intention of the parties that with the execution of this Reaffirmation Agreement, the Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of me related in any way to the matters discharged herein. Additionally, I expressly waive my right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by me or on my behalf by an administrative agency, related in any way to the matters released herein.

4.This Reaffirmation Agreement is also intended to release and discharge any claims I may have under the Age Discrimination in Employment Act (“ADEA”) based on any transactions or occurrences between the Company and me after the execution date of the Separation Agreement and through the Effective Date of the Reaffirmation Agreement. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the parties agree as follows:
a)I acknowledge that I have read and understand the terms of this Reaffirmation Agreement.
b)I understand that I am advised to consult with an attorney concerning this Reaffirmation Agreement and have received all legal advice I deem necessary concerning this Reaffirmation Agreement.
c)I have been given until the later of (a) a date that is 14 days after the Separation Date; and (b) 21 days from receipt of this Reaffirmation Agreement, to consider whether or not to enter into this Reaffirmation Agreement, and have taken as much of this time as necessary to consider whether to enter into this Reaffirmation Agreement, and have chosen to enter into this Reaffirmation Agreement freely, knowingly and voluntarily.
d)For a seven day period following the execution of this Reaffirmation Agreement, I understand that I may revoke this Reaffirmation Agreement, by personally delivering or mailing by Federal Express or Express Mail, a written revocation to Ginger Gregory at Biogen, 225 Binney Street, Cambridge, MA 02142, within seven (7) days of my execution of this Reaffirmation Agreement, on or before the seventh day in order to be effective. This Reaffirmation Agreement shall not become effective and enforceable until the revocation period has expired. I understand that the Supplemental Severance Pay called for in paragraph 2 of the Separation Agreement is expressly conditioned upon my signing this Reaffirmation Agreement and will not be paid before the eighth day after I sign and deliver this Reaffirmation Agreement to the Company (“the Effective Date of the Reaffirmation”). I further understand that any revocation of this Reaffirmation Agreement shall not act as a revocation of the Separation Agreement or otherwise impact the validity of the release of claims contained in the Separation Agreement.
e)I understand that this Reaffirmation Agreement shall not apply to any claims for age discrimination that arise after the Effective Date of this Reaffirmation Agreement.
5.With the sole exception of the Severance Pay and Benefits and the Supplemental Severance Pay, I acknowledge that I have received all compensation, wages, bonuses, commissions, payout for accrued paid time off, expense reimbursement and/or benefits of any kind to which I may be entitled and that no other compensation, wages, bonuses, commissions, payout for accrued paid time off, expense reimbursement and/or benefits of any kind are owed to me by the Company.
6.Entire Agreement; Integration. I understand that this Reaffirmation Agreement and the Separation Agreement, including without limitation the provisions referenced in paragraph 10 of the Separation Agreement and expressly incorporated therein, represent the entire agreement between me and the Company with respect to the subject matter hereof, superseding all previous oral or written communications, representations, understandings or agreements relating to this subject.

I understand that nothing in this Reaffirmation Agreement shall be deemed to prohibit me from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency, or from participating in any investigation or proceeding conducted by the EEOC or equivalent state agency. Notwithstanding my right to file a charge or complaint with and/or participate in any investigation or proceeding by the EEOC or equivalent state agency, to the fullest extent permitted by law, I expressly waive my right to recover any individual monetary relief or other individual remedies from Biogen or any other Releasees in any administrative action or proceeding, whether state or federal, and whether brought by me or on my behalf by an administrative agency, related in any way to the matters released herein. Likewise, nothing in this Reaffirmation Agreement shall be construed to prevent me from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency.

BY SIGNING BELOW, I certify that I have read and understand all of this Reaffirmation Agreement, that I have received any advice or counsel I deem necessary regarding this Reaffirmation Agreement, and that I am is entering into this Reaffirmation Agreement freely and voluntarily, intending to be bound by its terms.

Dated: September 16, 2020    By: / s/ Jeff Capello
Jeff Capello

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